IMMEDIATE RELEASE
September 20, 2018

UNFI ANNOUNCES FOURTH QUARTER AND FISCAL 2018 RESULTS

Record Fiscal 2018 Net Sales of $10.23 Billion

Provides Details on Pending SUPERVALU Acquisition

Providence, Rhode Island - September 20, 2018 -- United Natural Foods, Inc. (Nasdaq: UNFI) (the "Company") today reported financial results for the fourth quarter and fiscal year ended July 28, 2018.

Fourth Quarter and Full Year Fiscal 2018 Highlights

	13-Week Period Ended			Fiscal Year Ended
($ in thousands, except for per share data)	July 28, 2018	July 29, 2017	Change	July 28, 2018	July 29, 2017	Change
Net Sales	$2,592,248	$2,341,033	10.7%	$10,226,683	$9,274,471	10.3%
Operating Income	$49,757	$61,469	(19.1)%	$227,225	$226,025	0.5%
Adjusted Operating Income(1)	$59,344	$64,387	(7.8)%	$248,205	$232,889	6.6%
Net Income	$32,788	$38,869	(15.6)%	$165,670	$130,155	27.3%
Adjusted EBITDA(1)	$80,993	$86,508	(6.4)%	$335,836	$318,940	5.3%
Earnings Per Diluted Share (EPS)	$0.64	$0.76	(15.8)%	$3.26	$2.56	27.3%
Adjusted EPS(1)	$0.76	$0.72	5.6%	$3.11	$2.57	21.0%
(1) Please refer to the tables in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP.

"We continued to deliver solid top-line growth across our customer channels, demonstrating sustained strong demand for UNFI's product assortment and services. On the bottom-line, our results reflected the impact of customer mix shift and higher than anticipated freight costs, while improvement in our working capital has resulted in record free cash flow for the quarter," said Steven L. Spinner, Chairman and Chief Executive Officer. "We are on track to close the SUPERVALU transaction in the fourth quarter of calendar 2018, and our teams are hard at work planning for the integration to capture the significant synergies and strategic benefits of this transformative combination, positioning our company for growth and value creation."

Fourth Quarter Fiscal 2018 Summary

Net sales by customer channel for the fourth quarter of fiscal 2018 compared to the fourth quarter in fiscal 2017 were as follows ($ in millions):

		13-Week Period Ended
Customer Channel	Y-o-Y Growth	July 28, 2018	July 29, 2017
Supernatural	27.5%	$982	$770
Independents	5.7%	651	616
Supermarkets	1.1%	707	699
Other	(1.5)%	252	256
Total		$2,592	$2,341

Other customer channel decline of 1.5% is driven primarily by the divestiture of Earth Origins Market ("Earth Origins") retail business. In the fourth quarter, the Company divested all remaining natural food retail stores that operate under the Earth Origins banner to AMCON Distributing Company.

Gross margin for the fourth quarter of fiscal 2018 was 14.50%, a decrease of 125 basis points from 15.75% for the same period last year. Gross margin was impacted by a shift in customer mix where net sales growth of our largest customer outpaced growth of other customers with higher margin and by an increase in inbound freight costs.

Operating expenses increased $19.1 million, to $326.2 million in the fourth quarter of fiscal 2018 compared to $307.1 million in the fourth quarter of fiscal 2017. The Company recorded $4.6 million of restructuring and divestiture expenses in the fourth quarter of fiscal 2018 related to the previously announced restructuring and subsequent sale of its Earth Origins retail business and approximately $5.0 million of acquisition related costs associated with the pending SUPERVALU transaction. Total operating expenses were 12.58% of net sales for the fourth quarter of fiscal 2018, a 54 basis point decrease compared to the same period last fiscal year.

Adjusted operating expenses, which exclude costs associated with the pending SUPERVALU acquisition and restructuring charges related to the Company's divestiture of Earth Origins retail business, were $316.6 million, or 12.21% of net sales, for the fourth quarter of fiscal 2018 compared to adjusted operating expenses, which exclude restructuring costs related to the Company's prior year restructuring program, of $304.2 million, or 12.99% of net sales, for the fourth quarter of fiscal 2017. The decrease in adjusted operating expenses as a percentage of net sales was primarily driven by leveraging of fixed costs.

Operating income decreased $11.7 million to $49.8 million for the fourth quarter of fiscal 2018 compared to $61.5 million for the fourth quarter of fiscal 2017.

Adjusted operating income, which excludes acquisition costs and restructuring charges noted above, decreased 7.8% to $59.3 million for the fourth quarter of fiscal 2018 compared to adjusted operating income of $64.4 million for the fourth quarter last year. The decrease in operating income was driven by gross margin headwinds, which were partially offset by leveraging fixed costs.

Effective tax rate for the fourth quarter of fiscal 2018 decreased to 28.8% from 38.8% in the same period last fiscal year. Excluding a tax benefit of $0.8 million recorded in the fourth quarter of fiscal 2018 associated with the remeasurement of U.S. net deferred tax liabilities resulting from the Tax Cuts and Jobs Act of 2017 ("Tax Act"), the Company's adjusted effective tax rate decreased to 30.6% for the fourth quarter of fiscal 2018.

Net income for the fourth quarter of fiscal 2018 decreased 15.6%, or $6.1 million, to $32.8 million from $38.9 million, for the fourth quarter of fiscal 2017.

Adjusted EBITDA for the fourth quarter of fiscal 2018 was $81.0 million, a decrease of 6.4% from Adjusted EBITDA of $86.5 million for the fourth quarter of fiscal 2017. This decline was driven by the same factors that impacted adjusted operating income.

EPS decreased $0.12 to $0.64 for the fourth quarter of fiscal 2018 compared to $0.76 for the fourth quarter of fiscal 2017.

Adjusted EPS increased $0.04, or 5.6%, to $0.76 for the fourth quarter of fiscal 2018 compared to adjusted EPS of $0.72 for the fourth quarter of fiscal 2017. Adjusted EPS benefited from a lower tax rate due to the Tax Act. However, this benefit was partially offset by the impact of customer mix shift and inbound freight costs.

Fiscal Year 2018 Sales by Channel

Net sales by customer channel for fiscal 2018 compared to fiscal 2017 were as follows ($ in millions):

		Fiscal Year Ended
Customer Channel	Y-o-Y Growth	July 28, 2018		July 29, 2017
Supernatural	21.4%	$3,758		$3,096
Independents	6.0%	2,573		2,427
Supermarkets	4.0%	2,856		2,747
Other	3.5%	1,039		1,004
Total		$10,227	*	$9,274
* Reflects rounding

Fiscal 2018 Results Compared to Guidance

	FY 2018
Fiscal Year (FY) Ending July 28, 2018	Actual	Guidance
Net Sales ($ in billions)	$10.23	$10.23 - $10.28
EPS	$3.26	$3.39 - $3.44
Adjusted EPS (1)	$3.11	$3.18 - $3.23
Effective Tax Rate	22.1%	23.8% - 24.1%
Adjusted Effective Tax Rate (1)	32.3%	32.1% - 32.4%
Capital Expenditures as a % of Net Sales	0.44%	0.6% - 0.7%
Free Cash Flow(1) ($ in millions)	$65	$10 - $30
(1) Please refer to the tables in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

Cash Flow Generation and Balance Sheet

	13-Week Period Ended			Fiscal Year Ended
($ in thousands)	July 28, 2018	July 29, 2017	Change	July 28, 2018	July 29, 2017	Change
Cash Flow from Operations	$164,638	$117,679		$109,472	$280,776
Less: Capital Expenditures	14,962	16,108		44,608	56,112
Free Cash Flow	$149,676	$101,571	$48,105	$64,864	$224,664	$(159,800)

The Company’s liquidity position remains strong with availability of $650.2 million, as of July 28, 2018, under its revolving credit facility.

Fiscal 2019 Outlook, Excluding Impact of the Pending SUPERVALU Acquisition

Guidance
Fiscal Year (FY) Ending August 3, 2019	FY 2019	Y-o-Y Growth	Y-o-Y Growth 52 Week Basis
Net Sales ($ in billions)	$11.1 to $11.3	8.6% to 10.5%	6.5% to 8.4%
EPS(1)	$3.35 to $3.45	2.6% to 5.7%	0.8% to 3.9%
Adjusted EPS(2)	$3.48 to $3.58	11.8% to 15.0%	9.9% to 12.0%
Effective Tax Rate	27.4% to 28.4%
Capital Expenditures as a % of Net Sales	1.5% to 1.7%
Free Cash Flow(2)($ in millions)	$40 to $70

(1) GAAP EPS includes $9.6 million of acquisition related costs associated with the pending acquisition of SUPERVALU. The Company will likely incur substantially all of these costs even if the deal does not close in FY2019.
(2) Please refer to the tables in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP.

Pending SUPERVALU Acquisition

•
On July 25, 2018 UNFI entered into an agreement to acquire SUPERVALU INC. ("SUPERVALU") for $32.50 per share in cash, or approximately $2.9 billion, including the assumption of outstanding debt and liabilities.

•
This combination is financially and strategically compelling as it accelerates UNFI’s Build-out-the-Store strategy by expanding product portfolio in the fastest growing segments and broadening the universe of customers and suppliers.

•	The transaction is expected to achieve run-rate cost synergies, net of reverse synergies, of more than $175 million in year 3 and more than $185 million in year 4.

•
At close, the Company's leverage ratio is expected to be approximately 4.7x. The Company's leverage ratio is calculated as gross debt at close divided by trailing twelve months Adjusted EBITDA for the total enterprise. At close, normalized leverage is approximately 3.9x, and includes run-rate cost synergies and significant business adjustments. By year 3, the Company expects to de-lever to approximately 3.2x. Our long-term leverage target is 2.0x to 2.5x.

•
The size and scale of the combined company will provide continued relevance to all customers, including UNFI's largest customer. It will also reduce the Company's dependence on any one customer, while creating a larger platform for UNFI to serve customers and successfully navigate a challenging retail environment.

•
One-time costs including deal and integration costs for year one are expected to be approximately $95 million. Total one-time costs for year two and beyond are expected to be $110 million with the majority expected to be incurred in year 2.

•	The transaction is expected to close in the fourth quarter of calendar 2018.

•	A slide presentation with additional details on the transaction is available on the investor relations section of the Company's website www.unfi.com.

Investor Day
Following the expected close of the SUPERVALU acquisition, the Company plans to host and webcast an investor day in Orlando, FL on January16, 2019, to further discuss its long-term strategic objectives and opportunities. Event details will be communicated following the close of the acquisition.

Conference Call & Webcast
The Company's fourth quarter and full year fiscal 2018 conference call and audio webcast will be held today, Thursday, September 20, 2018 at 5:00 p.m. EDT. The webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at the Investors section of the Company's website at www.unfi.com. The online archive of the webcast will be available on the Company's website for 120 days. Management will reference a slide presentation during prepared remarks and this presentation will be available at the Investors section of the Company's website, under "Events and Presentations."

About United Natural Foods
UNFI delivers healthier food options to people throughout the United States and Canada. UNFI distributes over 110,000 products to more than 40,000 customer locations including natural product superstores, independent retailers, conventional supermarket chains, eCommerce retailers, and food service customers. Recognized as one of the most effectively managed U.S. companies, UNFI was named in the “Management Top 250” list by the Wall Street Journal in 2017. To learn more about how UNFI is Moving Food Forward, visit www.unfi.com.

INVESTOR CONTACT:
Faten Freiha
Director, Investor Relations and Corporate Strategy
401-528-8634

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company's filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on September 26, 2017 and its quarterly reports on Form 10-Q filed with the SEC on December 7, 2017, March 8, 2018, and June 7, 2018, and other filings the Company makes with the SEC, and include, but are not limited to, the Company's dependence on principal customers; the Company's ability to effectively manage operational expenses due to higher volumes from its single supernatural customer and from conventional supermarkets in light of lower margins from these customers; the relatively low margins and economic sensitivity of the Company's business; changes in disposable income levels and consumer spending trends; the Company's reliance on the continued growth in sales of natural and organic foods and non-food products in comparison to conventional products; increased competition in the Company's industry as a result of increased distribution of natural, organic and specialty products by conventional grocery distributors and direct distribution of those products by large retailers and online distributors; the ability to identify and successfully complete acquisitions, including the Company's ability to complete the acquisition of SUPERVALU and to recognize the anticipated benefits of the business combination with SUPERVALU; the Company's ability to timely and successfully deploy its warehouse management system throughout its distribution centers and its transportation management system across the Company and to achieve the efficiencies and cost savings from these efforts; the addition or loss of significant customers or material changes to the Company's relationships with these customers; the Company's sensitivity to general economic conditions, including the current economic environment; the Company's sensitivity to inflationary and deflationary pressures; volatility in fuel costs; volatility in foreign exchange rates; the potential for disruptions in our supply chain by circumstances beyond the Company's control; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; consumer demand for natural and organic products outpacing suppliers’ ability to produce those products and challenges the Company may experience in obtaining sufficient amounts of products to meet customers' demands; moderated supplier promotional activity, including decreased forward buying opportunities; union-organizing activities that could cause labor relations difficulties and increased costs; management's allocation of capital and the timing of capital expenditures; and, changes in interpretations, assumptions and expectations regarding the Tax Cuts and Jobs Act ("TCJA"), including additional guidance that may be issued by federal and state taxing authorities.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any estimates of future results of operations are based on a number of assumptions, many of which are outside the Company's control and should not be construed in any manner as a guarantee that such results will in fact occur. These estimates are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced estimates, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement the financial information presented on a generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release non-GAAP financial measures for adjusted operating expenses, adjusted operating income, adjusted EBITDA, adjusted earnings per diluted common share, adjusted effective tax rate, and free cash flow. The Company has also included in this press release non-GAAP financial measures for estimated adjusted earnings per diluted share and estimated free cash flow for the fiscal year ending August 3, 2019. The non-GAAP measures adjusted operating expenses, adjusted operating income, and adjusted earnings per diluted common share all exclude restructuring and asset impairment expenses and acquisition costs related to the pending acquisition of SUPERVALU for the fiscal 2018 periods. Adjusted earnings per diluted share also excludes a net tax benefit related to tax reform for fiscal 2018 and a gain the Company recorded for the sale of an investment in fiscal 2017. The non-GAAP measure adjusted EBITDA excludes depreciation, amortization, other expense and income, net, (which includes a gain the Company recognized on the sale of an investment for the fiscal 2017 period) income taxes, restructuring and asset impairment expenses and acquisition costs for the fiscal 2018 period. The non-GAAP measures adjusted effective tax rate exclude a net tax benefit related to tax reform. Free cash flow is cash flows from operating activities less capital expenditures. The reconciliation of these non-GAAP financial measures to their comparable GAAP financial measures are presented in the tables appearing below. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting non-GAAP financial measures aids in making period-to-period comparisons and is a meaningful indication of its actual and estimated operating performance. The Company's management utilizes and plans to utilize this non-GAAP financial information to compare the Company's operating performance to comparable periods and to internally prepared projections.

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	13-Week Period Ended		Fiscal Year Ended
	July 28, 2018	July 29, 2017	July 28, 2018	July 29, 2017
Net sales	$2,592,248	$2,341,033	$10,226,683	$9,274,471
Cost of sales	2,216,306	1,972,434	8,703,916	7,845,550
Gross profit	375,942	368,599	1,522,767	1,428,921
Operating expenses	321,565	304,212	1,279,529	1,196,032
Restructuring and asset impairment expenses	4,620	2,918	16,013	6,864
Total operating expenses	326,185	307,130	1,295,542	1,202,896
Operating income	49,757	61,469	227,225	226,025
Other (income) expense:
Interest expense	4,103	3,926	16,471	17,114
Interest income	(138)	(82)	(446)	(360)
Other, net	(240)	(5,912)	(1,545)	(5,152)
Total other (income) expense, net	3,725	(2,068)	14,480	11,602
Income before income taxes	46,032	63,537	212,745	214,423
Provision for income taxes	13,244	24,668	47,075	84,268
Net income	$32,788	$38,869	$165,670	$130,155
Basic per share data:
Net income	$0.65	$0.77	$3.28	$2.57
Weighted average basic shares of common stock	50,431	50,617	50,530	50,570
Diluted per share data:
Net income	$0.64	$0.76	$3.26	$2.56
Weighted average diluted shares of common stock	50,901	50,947	50,837	50,775

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share data)

	July 28, 2018	July 29, 2017
ASSETS
Current assets:
Cash and cash equivalents	$23,315	$15,414
Accounts receivable, net	579,702	525,636
Inventories	1,135,775	1,031,690
Deferred income taxes	—	40,635
Prepaid expenses and other current assets	50,122	49,295
Total current assets	1,788,914	1,662,670
Property and equipment, net	571,146	602,090
Goodwill	362,495	371,259
Intangible assets, net	193,209	208,289
Other assets	48,708	42,255
Total assets	$2,964,472	$2,886,563

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$517,125	$534,616
Accrued expenses and other current liabilities	169,658	157,243
Current portion of long-term debt	12,441	12,128
Total current liabilities	699,224	703,987
Notes payable	210,000	223,612
Deferred income taxes	44,384	98,833
Other long-term liabilities	27,200	28,347
Long-term debt, excluding current portion	137,709	149,863
Total liabilities	1,118,517	1,204,642
Stockholders' equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; none issued or outstanding	—	—
Common stock, $0.01 par value, authorized 100,000 shares; 51,025 shares issued and 50,411 shares outstanding at July 28, 2018; 50,622 issued and outstanding shares at July 29, 2017	510	506
Additional paid-in capital	483,623	460,011
Treasury shares	(24,231)	—
Accumulated other comprehensive loss	(14,179)	(13,963)
Retained earnings	1,400,232	1,235,367
Total stockholders' equity	1,845,955	1,681,921
Total liabilities and stockholders' equity	$2,964,472	$2,886,563

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Fiscal Year Ended
(In thousands)	July 28, 2018	July 29, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$165,670	$130,155
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	87,631	86,051
Deferred income tax benefit	(14,819)	(1,891)
Share-based compensation	25,783	25,675
Excess tax deficit from share-based payment arrangements	—	1,320
Loss on disposition of assets	2,820	943
Restructuring and asset impairment	3,370	640
Goodwill impairment	7,872	—
Gain associated with disposal of investment	(699)	(6,106)
Change in accounting estimate	(20,909)	—
Provision for doubtful accounts	12,006	5,728
Non-cash interest expense	275	175
Changes in assets and liabilities, net of acquired companies:
Accounts receivable	(67,283)	(38,757)
Inventories	(108,795)	(6,929)
Prepaid expenses and other assets	4,473	(6,383)
Accounts payable	4,395	90,217
Accrued expenses and other liabilities	7,682	(62)
Net cash provided by operating activities	109,472	280,776
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(44,608)	(56,112)
Purchases of acquired businesses, net of cash acquired	(39)	(9,207)
Long-term investment	(3,397)	(2,000)
Proceeds from disposal of investment	756	9,192
Payment of company owned life insurance premiums	—	(2,000)
Proceeds from disposition of assets	283	168
Net cash used in investing activities	(47,005)	(59,959)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under revolving credit line	556,061	215,662
Repayments of borrowings under revolving credit line	(569,671)	(418,693)
Repayments of long-term debt	(12,128)	(11,546)
Repurchase of common stock	(24,231)	—
Decrease in bank overdraft	(434)	(7,445)
Proceeds from exercise of stock options	975	274
Payment of employee restricted stock tax withholdings	(4,563)	(1,313)
Excess tax deficit from share-based payment arrangements	—	(1,320)
Capitalized debt issuance costs	—	(180)
Net cash used in financing activities	(53,991)	(224,561)
Effect of exchange rate changes on cash and cash equivalents	(575)	565
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	7,901	(3,179)

Cash and cash equivalents at beginning of period	15,414	18,593
Cash and cash equivalents at end of period	$23,315	$15,414
Supplemental disclosures of cash flow information:
Cash paid for interest	$16,471	$17,115
Cash paid for federal and state income taxes, net of refunds	$64,042	$78,984

UNITED NATURAL FOODS, INC.

Reconciliation of Operating Expenses and Operating Expenses as a Percentage of Net Sales to Adjusted Operating Expenses and Adjusted Operating Expenses as a Percentage of Net Sales (unaudited)
(in thousands, except percentages)

	13-Week Period Ended			Fiscal Year Ended
	July 28, 2018	July 29, 2017	Change	July 28, 2018	July 29, 2017	Change
Net Sales	$2,592,248	$2,341,033	10.7%	$10,226,683	$9,274,471	10.3%
Total operating expenses	326,185	307,130	6.2%	1,295,542	1,202,896	7.7%
Restructuring and asset impairment expenses	(4,620)	(2,918)		(16,013)	(6,864)
Acquisition costs	(4,967)	—		(4,967)	—
Adjusted total operating expenses	$316,598	$304,212	4.1%	$1,274,562	$1,196,032	6.6%

Total operating expenses as a percentage of net sales	12.58%	13.12%		12.67%	12.97%
Adjusted total operating expenses as a percentage of net sales	12.21%	12.99%		12.46%	12.90%

Reconciliation of Operating Income to Adjusted Operating Income (unaudited)
(in thousands, except percentages)

	13-Week Period Ended			Fiscal Year Ended
	July 28, 2018	July 29, 2017	Change	July 28, 2018	July 29, 2017	Change
Operating income	$49,757	$61,469	(19.1)%	$227,225	$226,025	0.5%
Restructuring and asset impairment expenses	4,620	2,918		16,013	6,864
Acquisition related costs	4,967	—		4,967	—
Adjusted operating income	$59,344	$64,387	(7.8)%	$248,205	$232,889	6.6%

UNITED NATURAL FOODS, INC.

Reconciliation of Net Income to Adjusted EBITDA (unaudited)
(in thousands, except percentages)

	13-Week Period Ended			Fiscal Year Ended
	July 28, 2018	July 29, 2017	Change	July 28, 2018	July 29, 2017	Change
Net income	$32,788	$38,869	(15.6)%	$165,670	$130,155	27.3%
Depreciation and amortization	21,649	22,121		87,631	86,051
Total other (income) expense, net *	3,725	(2,068)		14,480	11,602
Provision for income taxes	13,244	24,668		47,075	84,268
Restructuring and asset impairment expenses	4,620	2,918		16,013	6,864
Acquisition related costs	4,967	—		4,967	—
Adjusted EBITDA	$80,993	$86,508	(6.4)%	$335,836	$318,940	5.3%

* Other (income) expense, net for the 13-week period and fiscal year ended July 29, 2017 includes a gain of $6.1 million related to the sale of the Company's stake in Kicking Horse Coffee.

Reconciliation of GAAP Earnings per Diluted Common Share to Adjusted Earnings per Diluted Common Share (unaudited)

	13-Week Period Ended			Fiscal Year Ended
	July 28, 2018		July 29, 2017	July 28, 2018	July 29, 2017
GAAP earnings per diluted common share	$0.64		$0.76	$3.26	$2.56
Restructuring and asset impairment expenses (1)	0.09		0.06	0.31	0.14
Acquisition costs (2)	0.10		—	0.10	—
Gain on sale of investment (3)	—		(0.12)	—	(0.12)
Tax impact of adjustments (4)	(0.06)		0.02	(0.13)	(0.01)
Net tax benefit related to U.S. Tax Reform (5)	(0.02)		—	(0.43)	—
Adjusted earnings per diluted common share	$0.76	*	$0.72	$3.11	$2.57
* includes rounding

(1) Represents restructuring and impairment charges, which includes a loss on the disposition of assets, primarily related to the Company's Earth Origins retail business during fiscal 2018 and severance and other employee separation costs recorded during fiscal 2017.
(2) Acquisition costs recorded during the period related to the pending SUPERVALU acquisition.
(3) Represents gain on sale of $6.1 million recorded in the 13-week period ended July 29, 2017 related to the sale of the Company's stake in Kicking Horse Coffee.
(4) Represents the tax effect of adjustments, defined in (1) through (3) above, using the blended rate for the period.
(5) Represents the earnings per share impact of $0.8 million and $21.7 million benefit for the fourth quarter and fiscal year end July 28, 2018, respectively, related to the remeasurement of net deferred tax liabilities as a result of U.S. tax reform enacted in December 2017.

UNITED NATURAL FOODS, INC.

Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate (unaudited)
(in thousands, except percentages)
	July 28, 2018
	13-Week Period Ended		Fiscal Year Ended
Income before income taxes	$46,032		$212,745

Provision for income taxes	13,244	28.8%	47,075	22.1%
Net tax benefit related to U.S. Tax Reform (1)	836	1.8%	21,719	10.2%
Adjusted provision for income taxes	$14,080	30.6%	$68,794	32.3%

(1) Represents the impact of a $0.8 million and $21.7 million net benefit for the fourth quarter and fiscal year ended July 28, 2018, respectively, related to the remeasurement of net deferred tax liabilities as a result of U.S. tax reform enacted in December 2017.

FISCAL 2019 GUIDANCE

Reconciliation of 2019 Guidance for Estimated GAAP Diluted Earnings per Common Share to
Estimated Non-GAAP Adjusted Diluted Earnings per Common Share (unaudited)

	Fiscal Year Ending August 3, 2019
	Low Range		High Range
GAAP diluted earnings per common share	$3.35		$3.45
Estimated acquisition costs (1)	0.19		0.19
Tax effect of adjustments (2)	(0.05)		(0.05)
Non-GAAP adjusted diluted earnings per common share	$3.48	*	$3.58	*
* Includes rounding
(1) Estimated acquisition costs that the Company will incur as a result of the pending acquisition of SUPERVALU.
(2) Represents the tax effect of the estimated acquisition costs related to pending acquisition of SUPERVALU using the estimated rate for the reporting period.

Reconciliation of GAAP Operating Cash Flow to Non-GAAP Free Cash Flow
Included in Fiscal 2019 Guidance (unaudited)

	Fiscal year ended August 3, 2019
($ in thousands)	Low Range	High Range
Net cash provided by operating activities	$200,500	$262,750
Capital expenditures	160,500	192,750
Free cash flow	$40,000	$70,000

UNITED NATURAL FOODS, INC.

FISCAL 2018 GUIDANCE

Reconciliation of 2018 Guidance for Estimated GAAP Diluted Earnings per Common Share to
Estimated Non-GAAP Adjusted Diluted Earnings per Common Share (unaudited)

	Fiscal Year Ending July 28, 2018
	Low Range	High Range
GAAP diluted earnings per common share	$3.39	$3.44
Restructuring and asset impairment expenses (1)	0.25	0.25
Tax impact of adjustments (2)	(0.08)	(0.08)
Net tax benefit related to U.S. Tax Reform (3)	(0.38)	(0.38)
Non-GAAP adjusted diluted earnings per common share	$3.18	$3.23

(1) Represented total estimated fiscal 2018 restructuring and impairment charges related to the Company's Earth Origins retail business which included additional restructuring charges primarily related to future exit costs of approximately $1.4 million which were expected to be incurred during the fourth quarter of fiscal 2018.
(2) Represented the tax effect of the total estimated fiscal 2018 restructuring and impairment charges related to the Company's Earth Origins retail business using the estimated rate for the reporting period.
(3) Represented the impact of the estimated benefit related to the remeasurement of net deferred tax liabilities as a result of U.S. tax reform enacted in December 2017.

Reconciliation of 2018 Guidance for Estimated GAAP Effective Tax Rate to Estimated Non-GAAP Effective Tax Rate (unaudited)

	Fiscal Year Ending July 28, 2018
	Low Range	High Range
Estimated GAAP Effective Tax Rate	23.8%	24.1%
Net tax benefit related to U.S. Tax Reform (1)	8.3%	8.3%
Adjusted Estimated GAAP Effective Tax Rate	32.1%	32.4%

(1) Represented the impact of the estimated benefit related to the remeasurement of net deferred tax liabilities as a result of U.S. tax reform enacted in December 2017.

Reconciliation of GAAP Operating Cash Flow to Non-GAAP Free Cash Flow
Included in Fiscal 2018 Guidance (unaudited)

	Fiscal year ended July 28, 2018
($ in thousands)	Low Range	High Range
Net cash provided by operating activities	$66,000	$107,000
Capital expenditures	56,000	77,000
Free cash flow	$10,000	$30,000